EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Forms S-8 File No. 33-51034 and 333-41238), pertaining to The Progressive 401(k) Plan of our report dated June 23, 2010, with respect to the financial statements of The Progressive 401(k) Plan included in the Annual Report (Form 11-K) for the years ended December 31, 2009 and 2008.

/s/ Meaden & Moore, Ltd.

Meaden & Moore, Ltd.

Cleveland, Ohio

June 23, 2010